EXHIBIT 10.78
CONFIRMATION OF TAX EQUALIZATION

As of December 21, 2020

Personal & Confidential
Sami Siddiqui
BK Asiapac Pte. Ltd.
Popeyes Louisiana Kitchen, Inc.

Dear Sami:

This letter confirms that contingent upon your execution and delivery to us of the Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of December 21, 2021, in the form attached and made a part hereof as Exhibit A, you will be provided tax equalization in accordance with Exhibit B, on all equity awards to acquire common stock in Restaurant Brands International Inc. represented by the award agreements described in Exhibit C (the “Awards”), all of which Awards were (i) granted to you during the course of your employment with BK Asiapac Pte. Ltd. (“BKAP”) and/or (ii) have a portion allocable to Canada from a tax perspective, including your previous position at The TDL Group Corp. (“TDL”).

We are providing tax equalization as a result of your joining Popeyes Louisiana Kitchen, Inc. (“Popeyes”) as the Popeyes Americas Brand President. Popeyes is an Affiliate of BKAP and TDL, as such term is defined in the applicable award agreements.

For purposes of the equalization described in this letter, the “home” country is the United States of America (the “US”).

Pursuant to Singapore law, upon the termination of your employment with BKAP, you will be deemed to have exercised or vested in all of the Awards granted during the course of your employment as BKAP, and you must pay local taxes on the deemed gain (the “Deemed Vesting”). For the avoidance of doubt, for all purposes other than Singapore law relating to exit taxes, the Awards will vest pursuant to their respective award agreements. As part of the equalization described in this letter, BKAP shall pay any taxes due as a result of the Deemed Vesting upon your exit from Singapore.

Additionally, a portion of Awards granted prior to or during the time you worked in Canada, will be subject to tax in Canada.

Your burden with respect to the foregoing will remain at a similar level as if you had been employed and resided in the US, in the State of Florida. This will be achieved by (a)

upon the exercise or vesting of any of the Awards, Popeyes (or an affiliate thereof, as applicable) withholding from your compensation or the exercise proceeds a hypothetical tax equivalent to the amount of tax which would have been due from you had you been located in the US (Florida) from the date of issuance through the date of exercise if relating to options or vesting if relating to restricted shares and restricted share units (whether or not performance based), and (b) Popeyes (or an affiliate thereof, as applicable) paying the actual taxes due on the exercise or vesting of the Awards and receiving the benefit of applicable tax credits as determined in accordance with Exhibit B.

You agree that upon your actual exercise or vesting of the Awards subject to Deemed Vesting, should the gain be less than the gain reported to the Inland Revenue Authority of Singapore at the time of the Deemed Vesting, then any and all associated tax credits or refunds (collectively, the “Refunds”) shall belong to BKAP. You agree to cooperate with BKAP in applying for any such Refunds, including but not limited to completing all necessary paperwork, assigning to BKAP your rights in and to such Refunds and designating BKAP or any of its designated affiliates as your attorney in fact to apply for such Refunds.

This letter, including Exhibit B, and all of your obligations hereunder shall survive the termination of your employment with BKAP and Popeyes.

Please sign a copy of this letter where indicated below to evidence your agreement to the terms and conditions set forth in this letter. If you should have any questions regarding this matter, please do not hesitate to contact me.

Sincerely,

/s/ Jeffrey Housman
Jeffrey Housman
Chief People and Services Officer

Agreed and Accepted, as of the ___ day of December, 2020

_/s/ Sami Siddiqui________________
Sami Siddiqui

Acknowledgment

Each of BK Asiapac Pte. Ltd. and Popeye Louisiana Kitchen, Inc. hereby acknowledges and agrees to the terms and conditions set forth in the foregoing letter, effective as of the date set forth above.

BK Asiapac Pte. Ltd.

By: /s/ Rohan Kaul
Name: Rohan Kaul
Title: Director

Popeyes Louisiana Kitchen, Inc.

By: /s/ Jill Granat
Name: Jill Granat
Title: Secretary

Exhibit A

Exhibit B

Introduction
This Attachment regarding tax reimbursement for taxation of equity awards related to employment through Popeyes and previous employment by TDL and BKAP, or any of their Affiliates in more than one (1) tax jurisdiction is called “tax equalization”.

Objective
The objective of tax equalization is to ensure that employment in more than one (1) tax jurisdiction over time neither adds significantly to the executive’s tax liability nor results in significant tax savings due to differences in income and social tax costs between the State of Florida, USA, and the other jurisdiction(s) where the executive may incur individual income taxes due to his or her prior employment in other jurisdictions by TDL, BKAP and their Affiliates. It ensures that the executive’s out-of-pocket obligations remain approximately the same as they would have been had he or she remained employed and resident only in the State of Florida, USA.
Reason for Tax Equalization
The actual tax the executive is expected to incur due to multi-jurisdictional employment may differ from the amount of tax he or she would have paid during an employment in the State of Florida, USA. The change results from two independent factors:
•The amount of taxable income, in some cases, significantly increases due to receipt of allowances such as tax equalization; and
•The executive is usually subject to taxation and the tax regulations (types of income taxed, tax rates, etc.) of international jurisdictions, which differ, often significantly, from those applicable in the US for a resident in the State of Florida, USA.
The result is often that the executive’s worldwide tax liability may increase significantly.
Scope
This tax equalization is limited to income and social taxes with respect to the Awards. The policy specifically excludes all other taxes such as inheritance/estate tax, gift tax, sales tax, and property tax.
Tax Equalization
Methodology
Popeyes’ (the “Company”) designated tax consultant (the “Consultant”) will determine the appropriate method to ensure that the executive and the Company pay their fair share of the taxes incurred in connection with the Awards. The executive’s share of the tax burden is called “hypothetical tax”.

Hypothetical Tax: Calculation and Process
Hypothetical tax is, as stated earlier, the portion of the overall tax liability for which the executive is responsible.

Calculation
All executives will have their hypothetical tax calculated based on the executive’s “normal” residency within the home country for both income and social taxes considering the relevant filing status and position (for example, marital status and number of dependents, etc.). This includes any applicable local government jurisdictions (such as state, province, canton, city, municipality, etc.).

The deductions and credits used to calculate hypothetical tax may vary depending on whether or not the executive continues to have an ongoing tax filing obligation in the United States (e.g., U.S. citizens or permanent residents).

Ongoing Home Country Tax Filing Obligation	Deductions and Credits Used to Calculate Hypothetical Tax
Yes	Actual amounts on the home country tax return (excluding any credits that were funded by Company) but with the inclusion of any deduction for local government hypothetical tax (replacing actual local government tax) such as state income tax. *
No	“Standard” or general deductions and credits available to people with the same status (marital, family, filing, etc.).
*For U.S. executives, hypothetical state and city tax replaces actual state and city taxes as a hypothetical itemized deduction.

Withholding
Hypothetical tax will be retained from the settlement of executive’s Awards. The Company and the Consultant will determine the appropriate withholding rate on such items.

Final Settlement
Tax Equalization Calculation
As previously stated, the tax equalization settlements are prepared using relevant data, in order to:

•Calculate and reconcile the executive’s final hypothetical tax responsibility; and
•Allocate all actual host-country taxes (and any home-country taxes, if applicable) between the executive and the Company.
Tax equalization calculations are prepared by the Consultant to ensure consistency and proper application of Company policy. The Consultant will send the Company a copy of the summary tax data from the equalization for processing at the time the equalization is mailed or delivered to the executive.

The tax equalization settlement usually results in an amount due to/from the executive.

Any payments due to the Company from the executive must be settled within 30 days of the later of:

•Receipt of the tax equalization calculation; or

•Receipt of any refund due to the executive by the home and/or host country taxing authorities.
The Company also reserves the right to deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances.

Upon receipt of the completed tax returns, the executive is expected to pay any balance due on the US tax return, and the Company, BKAP or an affiliate will pay any balance due on a Canadian or Singaporean tax return. Conversely, if the actual returns generate a refund, the executive will collect the refund or, at Company’s or BKAP’s option, designate Company or BKAP (or an entity designated by Company or BKAP) as executive’s attorney in fact to collect the refund. Both balances due and refunds owed will be included as part of the tax equalization settlement (see above).

The Company may, at its discretion, make direct payments to the taxing authorities on behalf of the executive for taxes owed when the tax is the Company’s responsibility, as determined by the tax equalization settlement.

Tax Credits
Any tax credits for taxes paid by the Company, which reduced the executive’s income tax liability before, during, or subsequent to an assignment, are owned/utilized by the Company. The Company determines whether to keep the executive in the tax equalization program if the expatriate has carryover tax credits that may be used in the future.

Exhibit C

Applicable Awards

Future dividend equivalents with respect to these awards will also be considered in accordance with Exhibit B.